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As Filed with the Securities and Exchange Commission on November 17, 2004

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DYNTEK, INC.
(Exact name of registrant as specified in its charter)

Delaware	95-4228470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
18881 Von Karman Ave., Suite 250, Irvine, California 92612 (949) 955-0078 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

Steven J. Ross
President and Chief Executive Officer
DynTek, Inc.
18881 Von Karman Ave., Suite 250
Irvine, California 92612
(949) 955-0078
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Christopher D. Ivey, Esq.
Chris Y. Chen, Esq.
Stradling Yocca Carlson & Rauth,
A Professional Corporation
660 Newport Center Drive, Suite 1600
Newport Beach, California 92660

        Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of shares to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock ($.0001 par value)	18,816,690	$0.575	$10,819,597	$1,370.84

(1)
This Registration Statement also covers an indeterminate number of shares that may be issued in connection with an adjustment in the amount of shares of Common Stock as a result of any stock split, stock dividend or similar transaction, as provided by Rule 416 under the Securities Act.

(2)
The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c), using the average of the high and low prices of the Registrant's Common Stock as reported on The Nasdaq SmallCap Market on November 15, 2004, which was $0.575 per share.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement containing this prospectus, which was filed with the Securities and Exchange Commission, is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 17, 2004

PROSPECTUS

DYNTEK, INC.

18,816,690 Shares of Common Stock

        This prospectus relates to the resale, from time to time, by the selling stockholders named in this prospectus of an aggregate of 18,816,690 shares of the Common Stock of DynTek, Inc. The shares of Common Stock being registered for resale consist of shares of Common Stock issuable upon the conversion of convertible notes sold in a private placement on October 15, 2004 and shares of Common Stock that are issuable upon the exercise of the warrants that were issued to certain of the selling stockholders in the private placement. The shares of Common Stock being registered for resale also include 793,650 shares of Common Stock that may be issued to the former shareholders of Redrock Communications Solutions, Inc. in connection with our acquisition of that company on September 29, 2004 and 4,280,000 shares of Common Stock that may be issued to the former shareholders of Integration Technologies, Inc. in connection with our acquisition of that company on October 18, 2004.

        The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the resale of shares by the selling stockholders, but we will receive proceeds from the selling stockholders when and if they exercise their warrants.

        Our Common Stock is traded on The Nasdaq SmallCap Market under the symbol "DYTK." The last reported sale price of our Common Stock on November 9, 2004 was $0.609 per share.

        See "Risk Factors" beginning on page 4 to read about the risks you should consider carefully before buying shares of our Common Stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is                        , 2004.

ABOUT DYNTEK, INC.

        We are a leading provider of information technology ("IT") services to state and local government and mid-market commercial customers, primarily in the largest IT markets. Our practice areas include security solutions, access infrastructure, network management, internet protocol ("IP") telephony or voiceover IP ("VOIP"), and application infrastructure. We provide total solutions to our clients by delivering systems design, installation, consulting, maintenance, technology management and integration of network computing products and applications.

        We were incorporated in Delaware in May 1989 and changed our name to DynTek, Inc. in December 2001. Our principal executive offices are located at 18881 Von Karman Avenue, Suite 250, Irvine, California 92612, and our telephone number is (949) 955-0078. Our web site can be found at www.dyntek.com. The information contained on, or linked to, our web site does not constitute a part of this prospectus.

RISK FACTORS

        Your investment in our Common Stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus and incorporated by reference in this prospectus carefully before deciding to invest in our Common Stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our Common Stock could decline, and you could lose a part or all of your investment.

We may need to obtain additional financing.

        We have had recurring losses from continuing operations and negative cash flows from operations. Such losses have been funded primarily from cash received from the sales of our stock and from debt financings, as well as cash received from the sale of discontinued operations. We have implemented and will continue to implement cost reductions designed to minimize such losses. However, if our existing cash balances are not sufficient to meet our liquidity needs, support our future expansion needs and achieve our strategic goals, we may require additional funds. Funds raised through equity financing would likely result in dilution to our existing shareholders and funds raised through debt financing may result in the imposition of restrictive covenants. If adequate funds are not available on acceptable terms, we may be required to divest certain contracts or other assets that are not central to our business strategy. We will continue to pursue a number of initiatives intended to minimize our losses in the event that gross margins from sales do not occur as planned, however, we cannot assure you that we will not require additional working capital for our operations.

We have a dependence on contracts with government agencies, which, if terminated or reduced, would have a material adverse effect on our company.

        The majority of our revenues are derived from sales to government agencies. Such government agencies may be subject to budget cuts or budgetary constraints or a reduction or discontinuation of funding. A significant reduction in funds available for government agencies to purchase professional services and related products would have a material adverse effect on our business, financial condition and results of operations.

We may not be able to attract and retain professional staff necessary for existing and future projects.

        Our success depends in large part upon our ability to attract, retain, train, manage and motivate skilled employees, particularly practice directors and other senior technical personnel. There is significant competition for employees with the skills required to perform the services we offer. In particular, qualified practice directors and senior technical and professional staff are in great demand and competition for such persons is likely to increase. If we are unable to attract, retain and train skilled employees, it could impair our ability to adequately manage and staff our existing projects and to bid for or obtain new projects, which would have a material adverse effect on our business, financial condition and results of operations. In addition, the failure of our employees to achieve expected levels of performance could adversely affect our business. There can be no assurance that a sufficient number of skilled employees will continue to be available, or that we will be successful in training, retaining and motivating current or future employees.

We may not be able to compete successfully in the information technology and consulting services markets.

        The information technology products and related services markets are highly competitive and are served by numerous international, national and local firms. There can be no assurance that we will be able to compete effectively in these markets. Market participants include systems consulting and integration firms, including national accounting firms and related entities, the internal information systems groups of our prospective clients, professional services companies, hardware and application software vendors, and divisions of both large integrated technology companies and outsourcing companies. Many of these competitors have significantly greater financial, technical and marketing resources, generate greater revenues and have greater name recognition than we do. In addition, there are relatively low barriers to entry into the IT products and related services markets, and we have faced, and expect to continue to face, additional competition from new entrants into the IT products and related services markets.

We may not be able to identify, acquire or integrate new businesses, which could adversely impact our business.

        A component of our business strategy is to expand our presence in new or existing markets by acquiring additional businesses. There can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or integrate successfully any acquired businesses without substantial expense, delay or other operational or financial problems. Acquisitions involve a number of special risks, including the diversion of management's attention, failure to retain key personnel, increased general and administrative expenses, client dissatisfaction or performance problems with an acquired firm, assumption of unknown liabilities, and other unanticipated events or circumstances. Acquisitions may require large one-time charges and can result in increased debt or contingent liabilities, adverse tax consequences, substantial depreciation and deferred compensation charges, and the recording and later amortization of amounts related to deferred compensation and certain purchased intangible assets, any of which items could negatively impact out results of operations. In addition, we may record goodwill in connection with an acquisition and incur goodwill impairment charges in the future. Any of these charges could cause the price of our Common Stock to decline. Acquisitions or asset purchases made entirely or partially for cash may reduce our cash reserves. Alternatively, we may issue equity or convertible debt securities in connection with an acquisition. Any of these risks could have a material adverse effect on our business, financial condition and results of operations.

We depend on a small number of vendors to supply the IT products that we sell and the loss of, or a material change in, our business relationship with a major supplier could adversely affect our business, financial condition and results of operation.

        Product sales are dependant on our ability to maintain reseller status with several major technology manufacturers including Hewlett Packard, Citrix, McAfee, Cisco, Microsoft and Novell. We are also highly dependant on distributors such as Ingram Micro, GE Access, and Tech Data for manufactured products. Although, we are currently an authorized reseller of various products, the loss of authorization could have an adverse material effect on our product sales and results of operations. We rely upon the manufacturers and distributors supply of products to fulfill customer orders on a timely basis, and any supply shortages or delays could cause us to be unable to fulfill orders on a timely basis, which, in turn could harm our business, financial position and operating results. Our ability to obtain particular products in the required quantities and to fulfill customer orders on a timely basis is critical to our success. In most cases, we have no guaranteed price or delivery agreements with our third-party suppliers. We occasionally experience a supply shortage of certain products as a result of strong demand or problems experienced by our third-party suppliers. If shortages or delays persist, the price of those products may increase, or the products may not be available at all. In addition, our third-party suppliers may decide to distribute, or to substantially increase their existing distribution business, through other distributors, their own dealer networks, or directly to our customers. Accordingly, if we are not able to secure and maintain an adequate supply of products to fulfill our customer orders on a timely basis, our business, financial position and operating results may be adversely affected.

Our success depends in large part upon the continued services of a number of significant employees, the loss of which could adversely affect our business, financial condition and results of operation.

        Our success depends in large part upon the continued services of a number of significant employees. Although we have entered into employment agreements with certain significant employees, these employees and other significant employees who have not entered into employment agreements may terminate their employment at any time. The loss of the services of any significant employee could have a material adverse effect on our business. In addition, if one or more of our significant employees resigns to join a competitor or to form a competing company, the loss of such personnel and any resulting loss of existing or potential clients to any such competitor could have a material adverse effect on our business, financial condition and results of operations.

Our revenue and operating results may fluctuate in the future.

        Our operating results have fluctuated and will fluctuate in the future as a result of many factors, including; general economic conditions and weakness in IT spending; the loss or consolidation of one or more of our significant suppliers or customers; market acceptance and product life of the products we distribute; competitive conditions in our industry which may impact our margins; pricing, margin and other terms with our supplies; and changes in our costs and operating expenses. Although we attempt to control our expense levels, these levels are based in part, on anticipated revenue. Therefore, we may not be able to control spending in a timely manner to compensate for any unexpected revenue shortfall.

We may face litigation in the ordinary course of business, which could result in substantial expenses.

        We are from time to time involved in litigation in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expenses and could divert the efforts of our management.

War and terrorist activities could adversely affect our business.

        The continued threat of terrorism within the U.S. and Europe and acts of war may cause significant disruption to commerce throughout the world. Our business and results of operations could be materially and adversely affected to the extent that such disruptions result in delays or cancellations of customer orders, delays in collecting cash, a general decrease in corporate spending on information technology, or our inability to effectively market, manufacture or ship our products. We are unable to predict whether war and the threat of terrorism or the responses thereto will result in any long-term commercial disruptions or if such activities or responses will have any long-term material adverse effect on our business, results of operations or financial condition.

Failure to satisfy Nasdaq SmallCap Market listing requirements may result in our Common Stock being delisted from The Nasdaq SmallCap Market.

        Our Common Stock is currently listed on The Nasdaq SmallCap Market under the symbol "DYTK." For continued inclusion on The Nasdaq SmallCap Market, we must maintain, among other requirements, a minimum bid price of $1.00 per share. The last closing sale price of our Common Stock on November 9, 2004 was $0.609. On July 22, 2004, we received a notice from Nasdaq stating that our Common Stock had closed below the minimum $1.00 per share requirement for 30 consecutive days. We have until January 18, 2005 to regain compliance. If we are not in compliance by January 18, 2005, we may continue to be listed on the Nasdaq SmallCap Market for an additional 180 days if we meet the initial listing criteria for the Nasdaq SmallCap Market at that time. In the event that we fail to satisfy the listing standards on a continuous basis, our Common Stock may be removed from listing on The Nasdaq SmallCap Market. If our Common Stock was delisted from The Nasdaq SmallCap

Market, trading of our Common Stock, if any, may be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the National Association of Securities Dealer's "Electronic Bulletin Board." In addition, delisting from Nasdaq may subject our Common Stock to so-called "penny stock" rules. These rules impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, broker-dealers may be less willing or able to sell and/or make a market in our Common Stock. Additionally, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our Common Stock. As a result of a delisting, it may become more difficult for us to raise funds through the sale of our securities.

You may suffer dilution in your ownership of our shares from the exercise or conversion of options, warrants, and convertible securities issued to other persons.

        There are a significant number of outstanding options, warrants, and convertible securities to acquire shares of our Common Stock and we may grant additional rights in the future. If any of the outstanding options, warrants, or convertible securities are exercised or converted, your percentage ownership in the Common Stock will be reduced. So long as these options, warrants, and convertible securities are exercisable, the holders will have the opportunity to profit from a rise in the price of our Common Stock. The existence of such options, warrants, and convertible securities may adversely affect the terms on which we can obtain additional financing. The holders of such options, warrants, and convertible securities can be expected to exercise them at a time when our Common Stock is trading at a price higher than the exercise price of these outstanding options, warrants, and convertible securities.

        If we or our existing stockholders sell additional shares of our Common Stock after this offering, the market price of our Common Stock could decline. The market price of our Common Stock could decline as a result of sales of a large number of shares of Common Stock in the market by the selling stockholders under this prospectus, or the perception that such sales could occur. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

A volatile public market for our Common Stock may impair your liquidity and/or return on investment.

        Any market price for shares of our Common Stock is likely to be very volatile, and numerous factors beyond our control may have a significant adverse effect. In addition, the stock markets generally have experienced, and continue to experience, extreme price and volume fluctuations which have affected the market price of many small capital companies and which have often been unrelated to the operating performance of these companies. The price for our Common Stock and the volume of shares traded fluctuate. Consequently, persons who invest in our Common Stock may not be able to use their shares as collateral for loans and may not be able to liquidate at a suitable price in the event of an emergency. In addition, holders may not be able to resell their shares, or may not be able to sell their shares at or above the price they paid for them.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no duty to update any of these forward-looking statements.

USE OF PROCEEDS

        The net proceeds from the sale of the selling stockholders' Common Stock will be received by the selling stockholders. We will not receive any proceeds from such sales. However, we may receive proceeds from the exercise of the warrants if they are exercised. Any funds received from the exercise of the warrants will be used for general corporate purposes.

SELLING STOCKHOLDERS

        We are registering a total of 18,816,690 shares of our Common Stock. 12,593,040 shares are being registered pursuant to the requirements of the 9% Senior Subordinated Convertible Note Purchase Agreement and Registration Rights Agreement we entered into with certain of the selling stockholders on October 15, 2004. We are registering for resale the shares of Common Stock that are issuable upon conversion of the convertible notes sold to the selling stockholders in the private placement and shares of Common Stock that are issuable upon exercise of the warrants that were issued in the private placement. Our failure to keep the registration effective subjects us to a cash penalty based on the number of days in which we are in default.

        Convertible notes in an aggregate principal amount of $4,438,775 and warrants to purchase 3,414,442 shares of Common Stock at an exercise price of $0.7475 per share were issued to the selling stockholders in the private placement. The principal and accrued but unpaid interest of the notes, bearing 9% interest per annum with a maturity of three (3) years, are convertible into shares of Common Stock at a conversion price of $0.65 per share. The warrants may be exercised immediately upon issuance and will expire on September 30, 2009. In addition, we issued to those purchasers in the private placement who have not previously participated in any of DynTek's financings warrants to purchase 554,540 shares of Common Stock at an exercise price of $1.25 per share. These additional warrants may be exercised immediately upon issuance and will expire on June 10, 2005.

        Duncan Capital LLC acted as placement agent in connection with the private placement. As partial compensation for Duncan Capital LLC's services as placement agent, we paid Duncan Capital LLC $360,000. As further compensation of its services as placement agent, we issued to Duncan Capital LLC a warrant to purchase an aggregate of 692,308 shares of our Common Stock, exercisable at a price of $0.7475 per share. The shares underlying this warrant are being registered for resale in this prospectus.

        We issued to DC Asset Management LLC a warrant to purchase 1,150,000 shares of our Common Stock, exercisable at a price of $0.50 per share, in connection with a letter agreement we entered into with DC Asset Management LLC, pursuant to which DC Asset Management LLC agreed to provide merger and acquisition advisory services to us. The shares underlying this warrant are also being registered for resale in this prospectus.

        In addition, we are issuing and registering 793,650 shares of our Common Stock for two of the selling stockholders identified in the table below pursuant to the requirements of a Stock Purchase Agreement we entered into with such selling stockholders on September 29, 2004. Pursuant to the terms of the Stock Purchase Agreement, we are obligated to issue the Common Stock as part of the purchase price for all of the outstanding shares of common stock of Redrock Communications Solutions, Inc., a Nevada corporation ("Redrock"), held by such selling stockholders. The Stock Purchase Agreement provides that up to 793,650 shares of Common Stock shall be issued upon a final determination of working capital, but no earlier than January 1, 2005.

        We are also registering 4,280,000 shares of Common Stock that may be issued pursuant to the terms of an Agreement and Plan of Merger we entered into on October 14, 2004 with ITI Acquisition Corp., a California corporation and our then wholly owned subsidiary, Integration Technologies, Inc., a California corporation ("ITI"), the shareholders of ITI and Casper Zublin, Jr., in his capacity as shareholder representative. As a result of this transaction, we acquired ITI as a wholly owned subsidiary. As part of the consideration paid to the shareholders of ITI for the acquisition, we have agreed to issue a stock payment, the aggregate number of which is dependent on the average closing sale price per share of our Common Stock for the thirty (30) trading days prior to June 28, 2005. If the price per share is greater than $1.00 but less than $1.50, we will issue 2,140,000 shares of Common Stock; if the price per share is less than $1.00, we will issue that number of shares equal to $2,140,000 divided by the share price, provided that the maximum number of shares do not exceed 4,280,000 shares; and if the per share price is greater than $1.50, we will issue that number of shares equal to $3,210,000 divided by the share price. No more than 4,280,000 shares will be issued.

        The term "selling stockholder" includes donees, pledges, transferees and other successors-in-interest who receive the shares of Common Stock covered by this prospectus from the selling stockholders listed below subsequent to the date hereof.

        The following table sets forth: (1) the name of each of the stockholders for whom we are registering the shares under this registration statement; (2) the number of shares of our Common Stock beneficially owned by each such selling stockholder prior to this offering; (3) the number of shares of our Common Stock being offered pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our Common Stock to be owned by each such selling stockholder after this offering. The percentage of outstanding Common Stock owned upon completion of the offering is calculated based on 59,690,298 shares of Common Stock issued and outstanding at November 9, 2004. We are unaware of when or in what amounts any of the selling stockholders may offer for sale shares of Common Stock covered by this prospectus, and the selling stockholders may in fact choose not to sell any of such shares. For purposes of the following table, we have assumed that the selling stockholders will sell all of the shares covered by this prospectus. Beneficial ownership has been determined in accordance with Rule 13d-3 promulgated under the Exchange Act of 1934.

Selling Stockholder	Common Stock Owned Prior to the Offering	Common Stock Being Offered Pursuant to this Prospectus	Common Stock Owned Upon Completion of Offering	Percentage of Outstanding Common Stock Owned Upon Completion of Offering
Duncan Capital LLC(1)(3)	692,308	692,308	—	—
DCOFI(2)(3)	3,293,423	3,293,423	—	—
DC Asset Management LLC(2)(3)	1,150,000	1,150,000	—	—
Bushido Capital Master Fund(3)(9)	715,962	715,962	—	—
Gamma Opportunity Capital Partner LP(3)(9)	715,962	715,962	—	—
Bridges & PIPES LLC(1)(3)	2,582,825	639,038	1,943,787	3.26%

Sunrise Equity Partners LP(3)(6)	1,305,615	730,616	574,999	—
DKR Soundshore Oasis Holding Fund Ltd.(3)	780,475	661,428	119,047	—
Sands Brothers Venture Capital, LLC(3)(7)	90,488	90,488	—	—
Sands Brothers Venture Capital III LLC(3)(7)	644,220	644,220	—	—
Sands Brothers Venture Capital IV LLC(3)(7)	180,976	180,976	—	—
Alpha Capital AG(3)	1,133,925	633,926	499,999	—
Cranshire Capital LP(3)	906,900	639,614	267,286	—
Alki Partners(3)	514,379	348,664	165,715	—
Alki Funds(3)	421,857	301,857	120,000	—
RHP Master Fund Ltd.(3)(8)	1,028,648	639,038	389,610	—
Stonestreet LP(3)	907,598	907,598	0	—
Greenwich Growth Fund Ltd.(3)	241,824	192,975	48,849	—
Whalehaven Capital Fund Ltd.(3)	181,524	181,524	0	—
TCMP3 Partners(3)	467,190	383,423	83,767	—
Glen Ackerman(4)	1,694,187	1,694,187	—	—
Lisa Ackerman(4)	484,054	484,054	—	—
Chris Richner(4)	203,786	203,786	—	—
David Upton(4)	203,786	203,786	—	—
CW Zublin Trust Under Declaration Of Trust Dated 4/6/01, Casper Zublin, Jr., Trustee(4)	1,694,187	1,694,187	—	—
Robert D. Murphy(5)	396,825	396,825	—	—
William Scott Worthington(5)	396,825	396,825	—	—

(1)
Duncan Capital LLC is a broker-dealer that is indirectly controlled by David Fuchs, who is a member of the investment manager of Bridges & PIPES LLC. We issued to Duncan Capital LLC a warrant to purchase an aggregate of 692,308 shares of our Common Stock as partial compensation for its services as placement agent in our October 2004 private placement. At the time of the issuance, Duncan Capital LLC did not have any plans or proposals with any other person to distribute such shares.

(2)
DC Asset Management LLC is the managing member of DC Opportunity Advisers LLC, the investment manager of DCOFI.

(3)
The shares beneficially owned by these selling stockholders as a group include shares of Common Stock issuable by us upon the exercise of warrants or conversion of convertible securities held by such selling stockholders, all of which are offered pursuant to this Registration Statement.

(4)
Each of these selling stockholders is a former shareholder of ITI. Effective as of October 15, 2004, we appointed Casper Zublin, Jr., the trustee of CW Zublin Trust Under Declaration Of Trust Dated 4/6/01, as our Chief Operating Officer. In addition, we appointed Chris Richner as our Practice Director, Asset Infrastructure and David Upton as our Practice Director, Application Infrastructure.

(5)
Each of these selling stockholders is a former shareholder of Redrock. As a result of the acquisition transaction in which we acquired Redrock as a wholly owned subsidiary, each of Robert D. Murphy and William Scott Worthington serves as our Sales Vice President.

(6)
Sunrise Equity Partners LP is an affiliate broker-dealer and purchased the shares of Common Stock in the ordinary course of business. At the time this selling stockholder purchased the shares of Common Stock, it had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Common Stock.

(7)
These selling stockholders are affiliates of a broker-dealer and purchased the shares of Common Stock in the ordinary course of business. At the time the selling stockholders purchased the shares of Common Stock, they had no agreements or understandings, directly or indirectly, with any person to distribute the shares of Common Stock. Steven Sands is the Manager of each of the selling stockholders and disclaims beneficial ownership of the Common Stock owned by the selling stockholders.

(8)
RHP Master Fund, Ltd. is a party to an investment management agreement with Rock Hill Investment Management, L.P., a limited partnership of which the general partner is RHP General Partner, LLC. Pursuant to such an agreement, Rock Hill Investment Management directs the voting and disposition of shares owned by RHP Master Fund. Messrs. Wayne Block, Gary Kaminsky and Peter Lockhart own all of the interests in RHP General Partner. The aforementioned entities and individuals disclaim beneficial ownership of the Common Stock owned by the RHP Master Fund.

(9)
Bushido Capital Partners, Ltd., the general partner of Bushido Capital Master Fund, L.P., also provides certain sub-advisory services to Gamma Opportunity Capital Partners, L.P. Christopher Rossman is a Director of Gamma Capital Advisors, Ltd., the general partner of Gamma Opportunity Capital Partners, L.P. Christopher Rossman is the Managing Director of Bushido Capital Partners, Ltd.

        We prepared this table based upon information supplied to us by the selling stockholders named in the table, and we have not sought to verify such information.

        We believe that voting and investment power with respect to the shares shown as beneficially owned by selling stockholders that are entities resides with individuals that disclaim beneficial ownership of those shares. There can be no assurance that any of the shares offered hereby will be sold.

PLAN OF DISTRIBUTION

        The selling stockholders of may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholders may use any one or more of the following methods when selling shares:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  •
  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  settlement of short sales entered into after the date of this prospectus;

  •
  agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

  •
  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  •
  a combination of any such methods of sale; or

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

        Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of Common Stock by a broker-dealer acting as a principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of Common Stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        We are required to pay all fees and expenses incident to the registration of the shares of Common Stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities pursuant to the terms of the 9% Senior Subordinated Convertible Note Purchase Agreement and Registration Rights Agreement.

        The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of Common Stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of Common Stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of Common Stock, we will, if required, file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of Common Stock, they will be subject to the prospectus delivery requirements of the Securities Act.

        The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our Common Stock and activities of the selling stockholders.

LEGAL MATTERS

        The validity of the shares of Common Stock offered hereby will be passed on by Stradling Yocca Carlson & Rauth, a Professional Corporation, Newport Beach, California.

EXPERTS

        Our financial statements as of and for the years ended June 30, 2003 and 2004, incorporated into this prospectus by reference to our 2004 Annual Report on Form 10-K have been so incorporated in reliance on the report of Marcum & Kliegman, LLP, a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing. Our statement of operations and income for the year ended June 30, 2002, incorporated into this prospectus by reference to our 2004 Annual Report on Form 10-K, has been so incorporated in reliance on the report of Grassi & Co., CPAs, P.C., a registered independent public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-3 with the Securities and Exchange Commission relating to the Common Stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For further information with respect to us and the Common Stock offered hereby, reference is made to such registration statement, exhibits and schedules.

        We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports, proxy statements and other information with the

Securities and Exchange Commission. Such reports, proxy statements, other information and a copy of the registration statement may be inspected by anyone without charge and copies of these materials may be obtained upon the payment of the fees prescribed by the Securities and Exchange Commission, at the Public Reference Room maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The registration statement and the reports, proxy statements and other information filed by us are also available through the Securities and Exchange Commission's website on the World Wide Web at the following address: http://www.sec.gov.

INCORPORATION BY REFERENCE

        The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. We incorporate by reference the documents listed below and any additional documents filed by us with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering of securities is terminated. The information we incorporate by reference is an important part of this prospectus, and any information that we file later with the Securities and Exchange Commission will automatically update and supersede this information.

        We incorporate by reference the following documents:

1.
Our Annual Report on Form 10-K for the fiscal year ended June 30, 2004 filed with the SEC on September 28, 2004, as amended on Form 10-K/A filed with the SEC on September 29, 2004 and as amended on Form 10-K/A filed with the SEC on October 22, 2004;

2.
Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2004 filed with the SEC on November 15, 2004;

3.
Our Current Report on Form 8-K filed with the SEC on September 29, 2004;

4.
Our Current Report on Form 8-K filed with the SEC on October 6, 2004;

5.
Our Current Report on Form 8-K filed with the SEC on October 18, 2004;

6.
Our Current Report on Form 8-K filed with the SEC on October 21, 2004;

7.
The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description; and

8.
All other reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering.

        You may request a copy of these filings, at no cost, by writing or calling us at DynTek, Inc., 18881 Von Karman Ave., Suite 250, Irvine, California 92612, telephone number (949) 955-0078, Attention: Chief Financial Officer.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the Common Stock being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

To be paid by DynTek, Inc.
SEC registration fee	$1,370.84
Legal fees and expenses	$15,000
Accounting fees and expenses	$5,000
Miscellaneous expenses	$500

Total	$21,870.84

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

        Our Certificate of Incorporation and By-Laws provide for indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. Our By-Laws require us to, among other things, indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law. We have purchased an insurance policy that insures both DynTek and its officers and directors against exposure and liability normally insured against under such policies. We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements provide for the indemnification of directors and officers against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

Exhibit Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Grassi & Co., CPAs, P.C.
23.3	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (Included in the signature pages hereof).

Item 17. Undertakings

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those clauses is confirmed in our periodic reports filed with or furnished to the Commission pursuant to Section 13 of Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 15th day of November, 2004.

DYNTEK, INC.
By:	/s/ STEVEN J. ROSS Steven J. Ross Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of DynTek, Inc., do hereby constitute and appoint Steven J. Ross and Robert I. Webber, and each of them individually, our true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ STEVEN J. ROSS Steven J. Ross	Chairman, President and Chief Executive Officer (Principal Executive Officer)	November 15, 2004
/s/ ROBERT I. WEBBER Robert I. Webber	Chief Financial Officer, Chief Accounting Officer, Executive Vice President, Director and Secretary (Principal Financial & Accounting Officer)	November 15, 2004
/s/ BRIAN D. BOOKMEIER Brian D. Bookmeier	Director	November 15, 2004
/s/ MICHAEL GRIEVES Michael Grieves	Director	November 15, 2004
/s/ MARSHALL TOPLANSKY Marshall Toplansky	Director	November 15, 2004

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Stradling Yocca Carlson & Rauth.
23.1	Consent of Marcum & Kliegman LLP.
23.2	Consent of Grassi & Co., CPAs, P.C.
23.3	Consent of Stradling Yocca Carlson & Rauth (see Exhibit 5.1).
24.1	Power of Attorney (Included in the signature pages hereof).

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TABLE OF CONTENTS
ABOUT DYNTEK, INC.
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INCORPORATION BY REFERENCE
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX